Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$400,000,000

0.70% First and Refunding Mortgage Bonds,

Series 2021J, Due 2023

SUMMARY OF TERMS

Security:	0.70% First and Refunding Mortgage Bonds, Series 2021J, Due 2023 (the “Series 2021J Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	A3/A-/BBB+ (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	August 5, 2021

Settlement Date**:	August 10, 2021 (T + 3)

Maturity:	August 1, 2023

Benchmark US Treasury:	0.125% due July 31, 2023

Benchmark US Treasury Price:	99-27 1⁄4

Benchmark US Treasury Yield:	0.200%

Spread to Benchmark US Treasury:	T + 50 bps

Reoffer Yield:	0.700%

Coupon:	0.70%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	February 1, 2022 (short first interest period)

Public Offering Price:	100.00%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of 10 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HH9 / US842400HH96

Joint Book-running Managers:	BNY Mellon Capital Markets, LLC (“BNY Mellon”) J.P. Morgan Securities LLC (“J.P. Morgan”) MUFG Securities Americas Inc. (“MUFG”) Truist Securities, Inc. (“Truist”)

Co-managers:	AmeriVet Securities, Inc. MFR Securities, Inc. Penserra Securities LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2021J Bonds on the Trade Date will be required, by virtue of the fact that the Series 2021J Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNY Mellon, J.P. Morgan, MUFG, or Truist can arrange to send you the prospectus if you request it by calling BNY Mellon at 1-800-269-6864, J.P. Morgan at 1-212-834-4533, MUFG at 1-877-649-6848 or Truist at 1-800-685-4786.